As filed with the Securities and Exchange Commission on April 23, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OLD SECOND BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-314393
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

37 South River Street

Aurora, Illinois 60507

(630) 892-0202

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

William B. Skoglund

Chairman and Chief Executive Officer

Old Second Bancorp, Inc.

37 South River Street

Aurora, Illinois 60507

(630) 892-0202

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert M. Fleetwood, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 984-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Series B Fixed Rate Cumulative Perpetual Preferred Stock, $1.00 par value	73,000	$1,000	(1)	$73,000,000	(1)	$4,073.40
Warrant to Purchase Common Stock, $1.00 par value, and underlying shares of Common Stock (2)	815,339	$13.43	(3)	$10,950,002	(3)	$611.01
Total:				$83,950,002		$4,684.41
(1)	Calculated in accordance with Rule 457(a).

(2)

In addition to the Series B Fixed Rate Cumulative Perpetual Preferred Stock, the registrant is registering (a) a warrant to purchase 815,339 shares of common stock with an initial per share exercise price of $13.43, (b) the 815,339 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $13.43.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated April 23, 2009

73,000 Shares of Series B Fixed Rate Cumulative Perpetual Preferred Stock

Warrant to Purchase up to 815,339 Shares of Common Stock

815,339 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the 73,000 shares of our Series B Fixed Rate Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”), a warrant to purchase up to 815,339 shares of our common stock at an exercise price of $13.43 per share, subject to adjustment as described in this prospectus (the “Warrant”), and the shares of our common stock issuable from time to time upon exercise of the Warrant.  In this prospectus, we refer to the Series B Preferred Stock, the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the securities.  The Series B Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement, dated January 16, 2009, incorporating the terms of the Securities Purchase Agreement — Standard Terms (together, the “Purchase Agreement”), between us and the United States Department of the Treasury (“Treasury”) as part of the Troubled Asset Relief Program Capital Purchase Program (the “Capital Purchase Program”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Treasury (also referred to in this prospectus as the “initial selling securityholder”) and its successors, including transferees (collectively, the “selling securityholders”), may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, prices related to prevailing market prices or negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any.  We will not receive any proceeds from any sale of the securities by the selling securityholders.

Neither the Series B Preferred Stock nor the Warrant is listed on an exchange, and we do not intend to list the Series B Preferred Stock or the Warrant on any exchange unless requested to do so by the initial selling securityholder.  Our common stock is listed on the NASDAQ Global Select Market under the symbol “OSBC.”  On April 21, 2009, the closing price of our common stock on the NASDAQ Global Select Market was $7.02 per share.  You are urged to obtain current market quotations of the common stock.

Investing in the securities offered by this prospectus involves risks.  Purchasers of securities should read and consider the information set forth in “Risk Factors” on page 5 of this prospectus and in the accompanying prospectus supplement, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is               , 2009.

In this prospectus, the terms “company,” we,” “us,” and “our” refer to Old Second Bancorp, Inc. and its consolidated subsidiaries, collectively, unless the context requires otherwise.  References in this prospectus to “the Bank” mean Old Second National Bank, our banking subsidiary.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process.  Under this process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

You should rely only on the information contained, or incorporated by reference, in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales of the securities are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus.  Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders.  The prospectus supplement may also add, update or change information in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  You should read this prospectus and, if applicable, any prospectus supplement together with the additional information provided under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus.  As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities.  You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “Documents Incorporated By Reference” in this prospectus.

Old Second Bancorp, Inc.

We are a bank holding company headquartered in Aurora, Illinois.  Our principal assets are the shares of stock of our bank subsidiary, Old Second National Bank, and our non-bank subsidiaries.  As of December 31, 2008, we had total assets of approximately $2.98 billion, deposits of approximately $2.39 billion and stockholders’ equity of approximately $193.1 million.

We conduct a full service community banking and trust business through our wholly-owned subsidiaries.  Old Second National Bank is a national bank chartered by the Office of the Comptroller of the Currency, or the OCC, under the National Bank Act and has 35 branches in the greater Chicago metropolitan area, concentrated in the western and southwestern suburbs of the city.  The deposit accounts of Old Second National Bank are insured by the FDIC’s Deposit Insurance Fund, and it is a member of the Federal Reserve System.  Old Second Financial, Inc. provides insurance agency services to individuals and corporations.  Old Second Affordable Housing Fund, L.L.C. provides down payment assistance for home ownership to qualified individuals.  Old Second Management, LLC owns 100% of Old Second Realty, LLC, a real estate investment trust, and Station I, LLC, is a wholly owned subsidiary of Old Second National Bank, which holds property acquired by the Bank through foreclosure or in the ordinary course of collecting a debt previously contracted.

Our full service banking businesses includes the customary consumer and commercial products and services which banks provide.  The following services are included: demand, NOW, money market, savings, time deposit, individual retirement and Keogh deposit accounts; commercial, industrial, consumer and real estate lending, including installment loans, student loans, farm loans, lines of credit and overdraft checking; safe deposit operations; trust services; wealth management services, and an extensive variety of additional services tailored to the needs of individual customers, such as the acquisition of U.S. Treasury notes and bonds, the sale of traveler’s checks, money orders, cashier’s checks and foreign currency, direct deposit, discount brokerage, debit cards, credit cards, and other special services.  We also offer a full complement of electronic banking services such as Internet banking and corporate cash management including remote deposit capture.  Commercial and consumer loans are made to corporations, partnerships and individuals, primarily on a secured basis.  Commercial lending focuses on business, capital, construction, inventory and real estate lending.  Installment lending includes direct and indirect loans to consumers and commercial customers.  We also originate residential mortgages, offering a wide range of products including conventional, government, and jumbo loans.

Our principal executive office is located at 37 South River Road, Aurora, Illinois 60607, and our telephone number is (630) 892-0202.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus.  See “Where You Can Find Additional Information” and “Documents Incorporated by Reference” in this prospectus.

Securities Being Offered

The securities being offered by this prospectus consist of (i) 73,000 shares of Series B Preferred Stock, liquidation preference amount $1,000 per share, (ii) the Warrant, or portions thereof, which expires on January 16, 2019, to purchase 815,339 shares of our common stock at an exercise price of $13.43 per share, subject to adjustment as described in this prospectus, and (iii) the shares of our common stock which may be purchased upon exercise of the Warrant.  We issued the Series B Preferred Stock and the Warrant on January 16, 2009 to the Treasury pursuant to the Capital Purchase Program.

The issuances of the Series B Preferred Stock and the Warrant were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act.  We were required under the terms of the related Purchase Agreement between us and Treasury to register for resale the Series B Preferred Stock, the Warrant and the shares of our common stock underlying the Warrant.  The terms of the Series B Preferred Stock are described in this prospectus under “Description of Series B Preferred Stock.”  The terms of the Warrant are described under “Description of Warrant to Purchase Common Stock.”  The Purchase Agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 16, 2009 and incorporated into this prospectus by reference.  See “Documents Incorporated By Reference.”

RISK FACTORS

An investment in our securities involves a number of risks.  You should consider carefully the risks and uncertainties and the risk factors set forth in the documents and reports we file with the SEC that are incorporated by reference into this prospectus, including our most recent Annual Report on Form 10-K, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities.  Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.  These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, our business and growth strategies and any other statements that are not historical facts.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors.  Factors that could have a material adverse effect on our financial condition, results of operations and future prospects can be found in the “Risk Factors” section of this prospectus and in our 2008 Annual Report on Form 10-K and elsewhere in our periodic reports and Current Reports filed on Form 8-K with the SEC.

Because of those risks and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

All of the securities offered pursuant to this prospectus are being offered by the selling securityholders listed under “Selling Securityholders.”  We will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

No shares of our preferred stock were outstanding during the years ended December 31, 2008, 2007, 2006, 2005 and 2004, and we did not pay preferred stock dividends during these periods.  Consequently, the ratios of earnings to fixed charges and preferred share dividends for these years are the same as the ratios of earnings to fixed charges set forth below.

The following table reflects our ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2008.

	For the years ended December 31,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges:
Excluding interest on deposits	2.00	3.00	3.59	5.23	8.07
Including interest on deposits	1.20	1.37	1.46	1.86	2.29

For purposes of computing the ratios of earnings to fixed charges:

•                  earnings represent income from continuing operations before income taxes, plus fixed charges;

•                  fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the portion of net rental expense deemed to be equivalent to interest on long-term debt; and

•                  fixed charges, including interest on deposits, include all interest expense and the portion of net rental expense deemed to be equivalent to interest on long-term debt.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a brief description of the terms of Series B Preferred Stock.  This summary does not purport to be complete in all respects.  This description is subject to, and qualified in its entirety by reference to, the Certificate of Designations of Series B Fixed Rate Cumulative Perpetual Preferred Stock, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K, dated January 16, 2009 (the “Certificate of Designations”), filed by us with the SEC.

Preferred Stock in General

Under our Certificate of Incorporation, as amended, we have the authority to issue up to 300,000 shares of preferred stock, $1.00 par value per share.  Of such number of shares of preferred stock, (i) 10,000 shares have been designated as Series A Preferred, all of which are reserved for issuance pursuant to the Rights Agreement between us and Old Second National Bank, as Rights Agent, dated as of September 17, 2002 (the “Rights Agreement”), but none of which were outstanding as of the date of this prospectus, and (ii) 73,000 shares have been designated as Series B Preferred Stock, all of which are issued and outstanding as of the date of this prospectus.

Dividends Payable on Shares of Series B Preferred Stock

Holders of shares of Series B Preferred Stock are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series B Preferred Stock with respect to each dividend period from January 16, 2009 to, but excluding, January 17, 2014.  From and after January 17, 2014, holders of shares of Series B Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series B Preferred Stock with respect to each dividend period thereafter.

Dividends on the Series B Preferred Stock are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each, a “dividend payment date”), starting with February 15, 2009.  If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and in that circumstance no additional dividends will accrue as a result of the applicable postponement of the dividend payment date.  Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends payable with respect to the Series B Preferred Stock are payable to holders of record of shares of Series B Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as our board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series B Preferred Stock, we are required to provide written notice to the holders of shares of Series B Preferred Stock prior to the applicable dividend payment date.  Unpaid dividends on the Series B Preferred Stock will be compounded.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Our ability to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by our subsidiaries.  Dividend payments from our subsidiaries are subject to legal and regulatory limitations, generally based on net income and retained earnings.  The ability of our subsidiaries to pay dividends to us also is subject to their profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations.  Payments of dividends by our banking subsidiary may be restricted at any time at the discretion of the applicable regulatory authorities, if they deem such dividends to constitute an unsafe and/or unsound banking practice.

Priority of Dividends and Payments on Liquidation

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series B Preferred Stock will rank:

•                  senior to our common stock and all other equity securities designated as ranking junior to the Series B Preferred Stock with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up (“junior stock”), which include any shares of our Series A Preferred Stock that are issued pursuant to the Rights Agreement; and

•                  at least equally with all other equity securities designated as ranking on a parity with the Series B Preferred Stock (“parity stock”) with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.

So long as any shares of Series B Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in shares of our common stock.

In addition, unless otherwise approved by Treasury, we may not purchase, redeem or otherwise acquire for consideration any shares of our common stock, other junior stock or parity stock unless we have paid in full all accrued dividends on the Series B Preferred Stock for all prior dividend periods, other than:

•                  purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business;

•                  purchases or other acquisitions by broker-dealer subsidiaries of our company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of business;

•                  purchases or other acquisitions by broker-dealer subsidiaries of our company for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•                  redemption or repurchases of rights pursuant to any stockholders’ rights plan;

•                  the acquisition by us of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than us), including as trustees or custodians; and

•                  the exchange for conversion of: (i) junior stock for or into other junior stock; or (ii) parity stock for or into other parity stock or junior stock, but only to the extent that (x) such acquisition is required pursuant to binding contractual agreements entered into before January 16, 2009, or (y) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefore, on the Series B Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefore falling within the dividend period and related to the dividend payment date for the Series B Preferred Stock), with respect to the Series B Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series B Preferred Stock from time to time out of any funds legally available for such payment, and the Series B Preferred Stock shall not be entitled to participate in any such dividends.

Redemption

As a result of the enactment of the American Recovery and Reinvestment Act of 2009 on February 17, 2009, Treasury has indicated that we are permitted to redeem the shares of Series B Preferred Stock at any time, without penalty or the need to raise additional capital, subject to Treasury’s consultation with the Federal Reserve Board.  In any redemption of the Series B Preferred Stock, the redemption price of the Series B Preferred Stock shall be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption, and we must redeem at least $18.25 million of the Series B Preferred Stock at any one time.

The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions.  Holders of shares of Series B Preferred Stock have no right to require the redemption or repurchase of their shares of Series B Preferred Stock.

In the case of any redemption of less than all of the shares of Series B Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable.  Furthermore, if we repurchase shares of Series B Preferred Stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the shares of Series B Preferred Stock then held by the initial selling securityholder.

We will mail notice of any redemption of the Series B Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series B Preferred Stock to be redeemed at their respective last addresses appearing on our books.  This mailing will be at least 30 days, and not more than 60 days, before the date fixed for redemption.  Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series B Preferred Stock designated for redemption will not affect the redemption of any other shares of Series B Preferred Stock.  Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series B Preferred Stock are to be redeemed, and the number of shares of Series B Preferred Stock to be redeemed (and, if less than all shares of Series B Preferred Stock held by the applicable holder, the number of shares to be redeemed from such holder).

Shares of Series B Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series B Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment.  Holders of Series B Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other junior stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series B Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series B Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders.  If the total liquidation amount per share of Series B Preferred Stock has been paid in full to all holders of Series B Preferred Stock and other shares of parity stock, the holders of our common stock or other junior stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into, any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or as otherwise required by law, holders of Series B Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends.  If dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be automatically increased by two.  Holders of Series B Preferred Stock, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members to our board of directors (the “Preferred Stock Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends on the Series B Preferred Stock for all past dividend periods have been paid in full.  The election of any Preferred Stock Director is subject to the qualification that his or her election would not cause us to violate the corporate governance requirement of the NASDAQ Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series B Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors on our board will be reduced by the number of Preferred Stock Directors that the holders of Series B Preferred Stock and Voting Parity Stock had been entitled to elect.  The holders of a majority of shares of Series B Preferred Stock and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares of Series B Preferred Stock and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director.  If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of his or her unexpired term.

Other Voting Rights.  So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our Certificate of Incorporation, as amended, the vote or consent of the holders of at least 66 2/3% of the shares of Series B Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•                  any amendment or alteration of our Certificate of Incorporation, as amended, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•                  any amendment, alteration or repeal of any provision of the Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of Series B Preferred Stock; or

•                  any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or a merger or consolidation of us with another entity, unless the shares of Series B Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series B Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series B Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series B Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series B Preferred Stock to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the Warrant that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects.  This description is subject to, and qualified in its entirety by reference to, the Warrant, a copy of which was attached as Exhibit 4.2 to our Current Report on Form 8-K, dated January 16, 2009, filed by us with the SEC and incorporated by reference into this prospectus.

Shares of Common Stock Subject to the Warrant

The Warrant is initially exercisable into up to 815,339 shares of our common stock at an exercise price of $13.43.  If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $73,000,000, which is equal to 100% of the aggregate liquidation preference of the Series B Preferred Stock, the number of shares of common stock underlying the Warrant then held by the selling securityholders will be reduced by 50% to 407,670 shares.  The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $13.43 per share of common stock for which the Warrant may be exercised.  The Warrant may be exercised at any time on or before January 16, 2019 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised.  The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the holder of the Warrant, by the payment of cash equal to the aggregate exercise price.  The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the holder of the Warrant.  We will not issue fractional shares upon any exercise of the Warrant.  Instead, the holder of the Warrant will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant.  We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised.

Rights as a Stockholder

The holder of the Warrant shall not have any of the rights or privileges of a holder of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.  The initial selling securityholder has agreed not to exercise any voting rights with respect to any shares of our common stock issued upon exercise of the Warrant.

Transferability

The initial selling securityholder may not transfer a portion of the Warrant with respect to more than 407,670 shares of our common stock until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $73,000,000 and December 31, 2009.  The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant

The number of shares of our common stock issuable upon exercise of the Warrant (the “Warrant Shares”) and the Warrant exercise price will be adjusted upon occurrence of certain events as follows:

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions on our common stock in shares of our common stock, or subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment.  Until the earlier of January 16, 2012 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•                  as consideration for or to fund the acquisition of businesses and/or related assets;

•                  in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•                  in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder, on a basis consistent with capital-raising transactions by comparable financial institutions; and

•                  in connection with the exercise of preemptive rights on terms existing as of January 16, 2009.

Other Distributions.  If we declare any dividends or distributions other than a quarterly cash dividend equal to or less than $0.16 per share, the exercise price of the warrant will be adjusted to reflect such dividend or distribution.

Certain Repurchases.  If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving Old Second Bancorp, Inc. and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

Repurchase of the Warrant

Following the redemption of all of the outstanding Series B Preferred Stock held by the initial selling securityholder or the transfer of the Series B Preferred Stock to one or more unaffiliated third parties, we would be entitled to repurchase, in whole or in part, the Warrant at the fair market value of the Warrant.

DESCRIPTION OF COMMON STOCK

The following is a brief description of our common stock.  This summary does not purport to be complete in all respects.  This description is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation, as amended, and our By-laws and to the Delaware General Corporation Law.

Common Stock in General

Under our Certificate of Incorporation, as amended, we have the authority to issue 20,000,000 shares of our common stock, par value $1.00 per share, of which 13,824,561 shares were issued and outstanding as of March 31, 2009.  As of March 31, 2009, there were 715,298 shares of our common stock underlying options that have been issued pursuant to our equity incentive plans and 516,751 shares of our common stock reserved for future issuance under our equity incentive plans.  Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “OSBC.”

Each share of our common stock has the same relative rights and is identical in all respects to every other share of our common stock.  Our shares of common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any of our securities.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders.  There is no cumulative voting in the election of directors.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding, including the holders of shares of our Series A Preferred Stock and Series B Preferred Stock.

Dividends Payable on Shares of Common Stock

In general, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine.  The ability of our board of directors to declare and pay dividends on our common stock may be affected by both general corporate law considerations and policies of the Federal Reserve applicable to bank holding companies.  As a Delaware corporation, we are subject to the limitations of the Delaware General Corporation Law (the “DGCL”).  The DGCL allows us to pay dividends only out of our surplus (as defined and computed in accordance with the provisions of the DGCL) or, if we have no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.  Additionally, policies of the Federal Reserve caution that a bank holding company should not pay cash dividends unless its net income available to common shareholders over the past year has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with its capital needs, asset quality, and overall financial condition.  The Federal Reserve also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations.  Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

Most of our revenues available for the payment of dividends derive from amounts paid to us by the Bank.  There are various statutory limitations that limit the ability of the subsidiaries to pay dividends to us.  The Bank is a national banking association and is subject to the regulations of the Office of the Comptroller of the Currency (the “OCC”).  If the OCC determines that the Bank is engaged or is about to engage in an unsafe or unsound banking practice, the OCC may require, after notice and hearing, that the Bank cease and desist from such practice.  Depending on the financial condition of the Bank, an unsafe or unsound practice could include the payment of dividends.  In particular, the federal banking agencies have indicated that paying dividends that deplete a bank’s capital base to an adequate level would be an unsafe and unsound banking practice.  Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a bank may not pay a dividend if the payment would cause it to become undercapitalized or if it is already undercapitalized.  The federal agencies have also issued policy statements that provide that bank holding companies and insured banks generally should pay dividends only out of current operating earnings.

In addition, the dividend rights of holders of common stock are qualified and subject to the dividend rights of holders of Series B Preferred Stock described under the caption “Description of Series B Preferred Stock — Priority of Dividends and Payments on Liquidation” above.  In addition, the dividend rights of holders of common stock also will be subject to the dividend rights of holders of our Series A Preferred Stock if any such shares are issued and outstanding (none of which are as of the date of this prospectus).  Further, the Purchase Agreement contains limitations on the payment of dividends on our common stock from and after January 16, 2009 (including with respect to the payment of cash dividends in excess of $0.16 per share, which is the amount of the last quarterly cash dividend declared by us prior to October 14, 2008).  Prior to the earlier of (i) January 16, 2012 and (ii) the date on which all shares of Series B Preferred Stock have been redeemed in whole or the Treasury has transferred the Series B Preferred Stock to unaffiliated third parties, we may not declare or pay any dividend or make any distribution on our common stock other than regular quarterly cash dividends not exceeding $0.16 per share and dividends payable solely in common stock, without the consent of Treasury.

Anti-Takeover Provisions

Our Certificate of Incorporation, as amended, our By-laws and our Stockholder Rights Plan may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders.  These provisions are summarized in the following paragraphs.

Stockholder Rights Plan.  We have a stockholder rights plan that was adopted on September 17, 2002.  The Plan provided for the distribution of one right on October 10, 2002, for each share of our outstanding common stock as of September 27, 2002.  The rights currently have no economic value to stockholders because they cannot be exercised unless and until a person, group or entity acquires 15% or more of our common stock or announces a tender offer.  The stockholder rights plan also permits our board of directors to redeem each right for one cent under various circumstances.  In general, the stockholder rights plan provides that if a person, group or entity acquires a 15% or larger stake in us or announces a tender offer, and our board of directors chooses not to redeem the rights, all holders of rights, other than the 15% stockholder, will be able to purchase a certain amount of our common stock for half of its market price.  If triggered, the stockholder rights plan would cause substantial dilution to a person or group of persons that acquires 15% or more of our common stock on terms not approved by our board of directors.  This stockholder rights plan could discourage or make more difficult a merger, tender offer or similar transaction with us.

Authorized Shares of Capital Stock.  Authorized but unissued shares of common stock and preferred stock under our Certificate of Incorporation could (within the limits imposed by applicable law and NASDAQ Stock Market rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely.  The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors although perceived to be desirable by some stockholders.

Classification of Board of Directors.  Our Certificate of Incorporation provides for the division of our board of directors into three classes of approximately equal size.  Our directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year.  This board classification may make it more difficult for a stockholder to acquire immediate control of us and remove management by means of a proxy contest.  Because the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections would be necessary for shareholders to replace a majority of our directors, while a majority of directors of a non-classified board could be replaced in one annual meeting.

Limitations on Right to Call Special Meetings; No Action by Written Consent; Stockholder Proposal Notice Requirements.  Under our By-laws, special meetings of our stockholders may be called by the Chairman of our board of directors, our President, our Secretary or by a majority of our board of directors.  Our stockholders are entitled to request that our board of directors convene a special meeting of stockholders only upon the written request to the board of directors by the holders of at least 50% of the total voting power of the outstanding stock entitled to vote generally in the election of the members our board of directors.  Further, our stockholders are unable to take action by written consent, and therefore, may only take action at stockholder meetings.  Additionally, our By-laws require that stockholder proposals meet certain advanced notice and minimum informational requirements.  These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.  These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, it would only be able to take action as a stockholder, such as electing new directors or approving a merger, at a duly called stockholders meeting and not by written consent.

Section 203 of the DGCL.  As we have not elected to opt out of the applicability of Section 203 of the DGCL in our Certificate of Incorporation, we are currently governed by Section 203 of the DGCL.  Under Section 203 of the DGCL, subject to exceptions, we are prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder.  The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors.  These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

PLAN OF DISTRIBUTION

We are registering the securities covered by this prospectus for the selling securityholders.

We will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities to the extent required by the Purchase Agreement.  However, we will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders.  Pursuant to the Purchase Agreement, we have agreed to provide certain indemnification to the selling securityholders against certain liabilities in connection with this offering.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities.

When selling the securities, the selling securityholders may enter into one or more, or a combination of, hedging transactions with financial institutions, which we refer to as “counterparties,” in which the selling securityholders:

•                  enter into transactions involving short sales of the securities by counterparties;

•                  sell securities short themselves and redeliver such securities to close out their short positions; or

•                  enter into option, forward or other types of transactions that require the selling securityholders to deliver securities to a counterparty, who may resell or transfer the securities under this prospectus.

The selling securityholders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services.  Broker-dealers engaged by a selling securityholder may allow other broker-dealers to participate in resales.  The selling securityholders and any broker-dealers involved in the sale or resale of the securities may qualify as “underwriters” within the meaning of Section 2(11) of the Securities Act.  In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.  If any selling securityholder qualifies as an “underwriter,” such selling securityholder will be subject to the prospectus delivery requirements of the Securities Act.

In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer.  Moreover, the selling securityholders may decide not to sell any securities offered hereby.

The selling securityholders and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market-making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions.  In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market.  All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer.  Such supplement may disclose:

•                  the name of the selling securityholders and of the participating broker-dealer(s);

•                  the number of securities involved;

•                  the price at which such securities were sold;

•                  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•                  that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•                  other facts material to the transaction.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be sold under Rule 144 or Rule 144A in certain instances, rather than pursuant to this prospectus.  In addition, the selling securityholders may transfer the shares by other means not described in this prospectus.

SELLING SECURITYHOLDERS

On January 16, 2009, we issued the shares of Series B Preferred Stock and the Warrant covered by this prospectus to Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act.  The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own.  The securities to be offered under this prospectus for the account of the selling securityholders are:

•                  73,000 shares of Series B Preferred Stock;

•                  the Warrant to purchase up to 815,339 shares of our common stock at an exercise price of $13.43 per share, subject to adjustment as described in this prospectus; and

•                  815,339 shares of our common stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 5.6% of our common stock as of March 31, 2009.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on the shares of common stock issuable upon exercise of the Warrant as described in “Description of Warrant to Purchase Common Stock” above.

We do not know when or in what amounts the selling securityholders may offer the securities for sale.  The selling securityholders might not sell any or all of the securities offered by this prospectus.  Because the selling securityholders may offer all, some, or none of the securities pursuant to this offering, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the Warrant and the securities offered hereby will be passed upon for us by our counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP.

EXPERTS

The consolidated financial statements of Old Second Bancorp, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been incorporated in this registration statement by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as set forth in their report thereon included in our Annual Reports on Form 10-K, and are incorporated by reference herein in reliance upon such report given on the authority of Grant Thornton LLP as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC.  This permits us to disclose important information to you by referring to these separately filed documents.  The information incorporated by reference is an important part of this prospectus, and the information we file subsequently with the SEC will automatically update the information in this prospectus.  This historical and future information that is incorporated by reference in this prospectus is considered to be part of this prospectus and can be obtained at the locations described above under the heading “Where You Can Find Additional Information.”  The information included elsewhere in this prospectus and the following documents incorporated by reference in this prospectus is considered to be part of this prospectus:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009;

•                  Our Current Reports on Form 8-K filed with the SEC on January 16, 2009, January 23, 2009, February 23, 2009, March 13, 2009, March 18, 2009, March 25, 2009 and April 21, 2009; and

•                  Any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act, after the date of this document, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you with a copy of any information that we incorporate by reference into the registration statement on Form S-3 or this prospectus, at no cost, by writing or calling us.  Requests for such materials should be directed to:

Old Second Bancorp, Inc.

Attention: Corporate Secretary

37 South River Street

Aurora, Illinois 60507

Telephone number: (630) 892-0202

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses payable by us in connection with the issuance and distribution of the securities.  We will pay all of these expenses.  All expenses other than the SEC registration fee are estimated.

Approximate Amount
SEC Registration Fee	$4,684.41
Accounting Fees and Expenses	7,000.00
Legal Fees and Expenses	8,000.00
Miscellaneous	1,300.00
Total	$20,984.41

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the DGCL, except for liability:

•                  for any breach of the director’s duty of loyalty to us or our stockholders;

•                  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the DGCL, which relates to unlawful payment of dividends or unlawful stock purchase or redemption and expressly sets forth a negligence standard with respect to such liability; and

•                  for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that we must indemnify, to the fullest extent permitted by Section 145 of the DGCL, our directors and officers.  Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 16. Exhibits.

Exhibit Number	Description

3.1

Restated Certificate of Incorporation of Old Second Bancorp, Inc., as amended to date (incorporated by reference from Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4 filed with the SEC on December 19, 2007)

3.2	By-laws of Old Second Bancorp, Inc. (incorporated by reference from Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 filed with the SEC on December 19, 2007)

3.3

Certificate of Designations of Series B Fixed Rate Cumulative Perpetual Preferred Stock, dated January 16, 2009 (incorporated by reference from Exhibit 3.2 of the Registrant’s Form 8-K filed with the SEC on January 16, 2009)

4.1

Form of certificate representing Old Second Bancorp, Inc. Series B Fixed Rate Cumulative Perpetual Preferred Stock (incorporated by reference from Exhibit 4.1 of the Registrant’s Form 8-K filed with the SEC on January 16, 2009)

4.2	Warrant to Purchase Common Stock of Old Second Bancorp, Inc., dated January 16, 2009 (incorporated by reference from Exhibit 4.2 of the Registrant’s Form 8-K filed with the SEC on January 16, 2009)

5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP (including consent)

10.1

Letter Agreement, dated January 16, 2009, between Old Second Bancorp, Inc. and United States Department of the Treasury, which includes the Securities Purchase Agreement attached thereto, with respect to the issuance and sale of the Series B Preferred Stock and the Warrant (incorporated by reference from Exhibit 10.1 of the Registrant’s Form 8-K filed with the SEC on January 16, 2009)

23.1	Consent of Grant Thornton LLP

23.2	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to the registration statement)

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A)          Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however,  that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Illinois, on April 23, 2009.

OLD SECOND BANCORP, INC.

By:	/s/ William B. Skoglund
William B. Skoglund
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of William B. Skoglund and J. Douglas Cheatham, each with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints each of William B. Skoglund and J. Douglas Cheatham, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William B. Skoglund	Chairman of the Board and Chief Executive Officer	April 21, 2009
William B. Skoglund	(principal executive officer)

/s/ J. Douglas Cheatham	Executive Vice President	April 21, 2009
J. Douglas Cheatham	and Chief Financial Officer,
Director
(principal financial officer and principal accounting officer)

/s/ Edward Bonifas	Director	April 21, 2009
Edward Bonifas

/s/ James L. Eccher	Director	April 21, 2009
James L. Eccher

/s/ Marvin R. Fagel	Director	April 21, 2009
Marvin R. Fagel

/s/ Barry Finn	Director	April 21, 2009
Barry Finn

/s/ William J. Kane	Director	April 21, 2009
William J. Kane

/s/ Mary E. Krasner	Director	April 21, 2009
Mary E. Krasner

/s/ John Ladowicz	Director	April 21, 2009
John Ladowicz

/s/ Kenneth F. Lindgren	Director	April 21, 2009
Kenneth F. Lindgren

/s/ William J. Meyer	Director	April 21, 2009
William J. Meyer

/s/ D. Chet McKee	Director	April 21, 2009
D. Chet McKee

/s/ Gerald Palmer	Director	April 21, 2009
Gerald Palmer

/s/ James Carl Schmitz	Director	April 21, 2009
James Carl Schmitz

EXHIBIT INDEX

Exhibit Number	Description

3.1

Restated Certificate of Incorporation of Old Second Bancorp, Inc., as amended to date (incorporated by reference from Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4 filed with the SEC on December 19, 2007)

3.2

Certificate of Designations of Series B Fixed Rate Cumulative Perpetual Preferred Stock, dated January 16, 2009 (incorporated by reference from Exhibit 3.2 of the Registrant’s Form 8-K filed with the SEC on January 16, 2009)

3.3	By-laws of Old Second Bancorp, Inc. (incorporated by reference from Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 filed with the SEC on December 19, 2007)

4.1

Form of certificate representing Old Second Bancorp, Inc. Series B Fixed Rate Cumulative Perpetual Preferred Stock (incorporated by reference from Exhibit 4.1 of the Registrant’s Form 8-K filed with the SEC on January 16, 2009)

4.2	Warrant to Purchase Common Stock of Old Second Bancorp, Inc., dated January 16, 2009 (incorporated by reference from Exhibit 4.2 of the Registrant’s Form 8-K filed with the SEC on January 16, 2009)

5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP (including consent)

10.1

Letter Agreement, dated January 16, 2009, between Old Second Bancorp, Inc. and United States Department of the Treasury, which includes the Securities Purchase Agreement attached thereto, with respect to the issuance and sale of the Series B Preferred Stock and the Warrant (incorporated by reference from Exhibit 10.1 of the Registrant’s Form 8-K filed with the SEC on January 16, 2009)

23.1	Consent of Grant Thornton LLP

23.2	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to the registration statement)